Exhibit 99.3
Item 7A. Quantitative and Qualitative Disclosures about Market Risk
     Market risk is the risk of loss arising from adverse changes in market rates and prices. Our primary market risk is the risk related to changes in the prices of natural gas and NGLs. In addition, we are also exposed to the risk of changes in interest rates on our floating rate debt.
Interest Rate Risk
     We are exposed to interest rate risk on our variable rate bank credit facility. At December 31, 2008 and 2007, our bank credit facility had outstanding borrowings of $784.0 million and $734.0 million, respectively, which approximated fair value. We manage a portion of our interest rate exposure on our variable rate debt by utilizing interest rate swaps, which allow us to convert a portion of variable rate debt into fixed rate debt. In January 2008, we amended our existing interest rate swaps covering $450.0 million of the variable rate debt to extend the period by one year (coverage periods end from November 2010 through October 2011) and reduce the interest rates to a range of 4.38% to 4.68%. In September 2008, we entered into additional interest rate swaps covering the $450.0 million that converted the floating rate portion of the original swaps from three month LIBOR to one month LIBOR. In addition, we entered into one new interest rate swap in January 2008 covering $100.0 million of the variable rate debt for a period of one year at an interest rate of 2.83%. As of December 31, 2008, the fair value of these interest rate swaps was reflected as a liability of $35.5 million ($17.1 million in net current liabilities and $18.4 million in long-term liabilities) on our financial statements. We estimate that a 1% increase or decrease in the interest rate would increase or decrease the fair value of these interest rate swaps by approximately $22.4 million. Considering the interest rate swaps and the amount outstanding on our bank credit facility as of December 31, 2008, we estimate that a 1% increase or decrease in the interest rate would change our annual interest expense by approximately $2.3 million for periods when the entire portion of the $550.0 million of interest rate swaps are outstanding and $7.8 million for annual periods after 2011 when all the interest rate swaps lapse.
     At December 31, 2008 and 2007, we had total fixed rate debt obligations of $479.7 million and $489.1 million, respectively, consisting of our senior secured notes with a weighted average interest rate of 8.0%. The fair value of these fixed rate obligations was approximately $374.4 million and $500.5 million as of December 31, 2008 and 2007, respectively. We estimate that a 1% increase or decrease in interest rates would increase or decrease the fair value of the fixed rated debt (our senior secured notes) by $15.2 million based on the debt obligations as of December 31, 2008.
Commodity Price Risk
     We are subject to significant risks due to fluctuations in commodity prices. Our direct exposure to these risks is primarily in the gas processing component of our business. We currently process gas under three main types of contractual arrangements:
     1. Processing margin contracts: Under this type of contract, we pay the producer for the full amount of inlet gas to the plant, and we make a margin based on the difference between the value of liquids recovered from the processed natural gas as compared to the value of the natural gas volumes lost (“shrink”) in processing. Our margins from these contracts are high during periods of high liquids prices relative to natural gas prices, and can be negative during periods of high natural gas prices relative to liquids prices. However, we mitigate our risk of processing natural gas when our margins are negative under our current processing margin contracts primarily through our ability to bypass processing when it is not profitable for us, or by contracts that revert to a minimum fee for processing if the natural gas must be processed to meet pipeline quality specifications.
     2. Percent of liquids contracts: Under these contracts, we receive a fee in the form of a percentage of the liquids recovered, and the producer bears all the cost of the natural gas shrink. Therefore, our margins from these contracts are greater during periods of high liquids prices. Our margins from processing cannot become negative under percent of liquids contracts, but do decline during periods of low NGL prices.
     3. Fee based contracts: Under these contracts we have no commodity price exposure and are paid a fixed fee per unit of volume that is processed.
     Gas processing margins by contract types and gathering and transportation margins as a percent of total gross margin for the comparative year-to-date periods are as follows:

	Years Ended December 31,
	2008	2007
Gathering and transportation margin	57.6%	45.1%
Gas processing margins:
Processing margin	15.4%	16.8%
Percent of liquids	17.9%	28.1%
Fee based	9.1%	10.0%

Total gas processing	42.4%	54.9%

Total	100.0%	100.0%
     We have hedges in place at December 31, 2008 covering a portion of the liquids volumes we expect to receive under percent of liquids (POL) contracts as set forth in the following table. The relevant payment index price is the monthly average of the daily closing price for deliveries of commodities into Mont Belvieu, Texas as reported by the Oil Price Information Service (OPIS).

		Notional			Fair Value
Period	Underlying	Volume	We Pay	We Receive	Asset/(Liability)
	(In thousands)
January 2009-December 2009	Ethane	114(MBbls)	Index	$0.760 - $0.8275/gal	$1,751
January 2009-December 2009	Propane	113(MBbls)	Index	$1.39 - $1.46/gal	3,577
January 2009-December 2009	Iso Butane	31(MBbls)	Index	$1.7375 - $1.78/gal	1,222
January 2009-December 2009	Normal Butane	37(MBbls)	Index	$1.705- $1.765/gal	1,475
January 2009-December 2009	Natural Gasoline	86(MBbls)	Index	$2.1275-$2.1575/gal	4,553

					$12,578

     We have hedged our exposure to declines in prices for a portion of the NGL volumes produced for our account. The NGL volumes hedged, as set forth above, focus on our POL contracts. The portion of the POL exposure that we hedge is based on volumes we consider hedgeable (volumes committed under contracts that are long term in nature) versus total POL volumes that include volumes that may fluctuate due to contractual terms, such as contracts with month to month processing options. We have hedged 44% of our hedgeable volumes at risk through the end of 2009 (20% of our total volumes at risk through the end of 2009). We currently have not hedged any of our processing margin volumes for 2009.
     We are also subject to price risk to a lesser extent for fluctuations in natural gas prices with respect to a portion of our gathering and transport services. Approximately 3.0% of the natural gas we market is purchased at a percentage of the relevant natural gas index price, as opposed to a fixed discount to that price. As a result of purchasing the natural gas at a percentage of the index price, our resale margins are higher during periods of high natural gas prices and lower during periods of lower natural gas prices. We have hedged 34% of our natural gas volumes at risk through the end of 2009.
     Set forth in the table below is the volume of the natural gas purchased and sold at a fixed discount or premium to the index price and at a percentage discount or premium to the index price for our principal gathering and transmission systems and for our commercial services business for the year ended December 31, 2008.

	Years Ended December 31, 2008
	Gas Purchased		Gas Sold
	Fixed		Fixed
	Amount	Percentage of	Amount	Percentage of
Asset or Business	to Index	Index	to Index	Index
		(In thousands of MMBtu’s)
LIG system(2)	248,715	3,955	252,670	—
North Texas system	84,311	4,577	88,889	—
Other assets and activities(1)	78,374	2,160	52,511	—

1)	Gas sold is less than gas purchased due to production of NGLs on some of the assets included in the south Texas system and other assets.

2)	LIG plants purchase the gathering system plant thermal reduction (PTR).
     Another price risk we face is the risk of mismatching volumes of gas bought or sold on a monthly price versus volumes bought or sold on a daily price. We enter each month with a balanced book of natural gas bought and sold on the same basis. However, it is normal to experience fluctuations in the volumes of natural gas bought or sold under either basis, which leaves us with short or long positions that must be covered. We use financial swaps to mitigate the exposure at the time it is created to maintain a balanced position.
     Our primary commodity risk management objective is to reduce volatility in our cash flows. We maintain a risk management committee, including members of senior management, which oversees all hedging activity. We enter into hedges for natural gas and NGLs using over-the-counter derivative financial instruments with only certain well-capitalized counterparties which have been approved by our risk management committee.
     The use of financial instruments may expose us to the risk of financial loss in certain circumstances, including instances when (1) sales volumes are less than expected requiring market purchases to meet commitments or (2) our counterparties fail to purchase the contracted quantities of natural gas or otherwise fail to perform. To the extent that we engage in hedging activities we may be prevented from realizing the benefits of favorable price changes in the physical market. However, we are similarly insulated against unfavorable changes in such prices.
     As of December 31, 2008, outstanding natural gas swap agreements, NGL swap agreements, swing swap agreements, storage swap agreements and other derivative instruments were a net fair value asset of $16.0 million. The aggregate effect of a hypothetical 10% increase in gas and NGLs prices would result in a decrease of approximately $1.4 million in the net fair value asset of these contracts as of December 31, 2008.